Exhibit 10.1

HUDSON GLOBAL EXECUTIVE EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”), by and between Hudson Global, Inc. (the “Company”) and Jeffrey E. Eberwein (the “Executive”), is effective as of April 1, 2018.

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to be employed by the Company in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

1.            Employment. During the Term:

(a)          The Company will employ the Executive and the Executive accepts employment with the Company as the President and Chief Executive Officer commencing on the Effective Date. The Executive will perform duties normally associated with such positions and/or other duties commensurate with the Executive’s position as may be assigned from time to time during the Term as defined in Section 2 below. The Executive shall perform such duties in a manner consistent with applicable laws and regulations, and any code of ethics, compliance manual, employee handbook or other policies and procedures adopted by the Company from time to time and subject to any written directives issued by the Company from time to time (the “Employment Guidelines”). If there is a conflict between this Agreement and the Employment Guidelines, this Agreement will control. The Executive will report to the Company’s principal offices in New York, New York, USA, unless the Executive and the Company agree in writing to another location.

(b)          As of the Effective Date (as defined below), the Executive is a member of Company’s Board of Directors (the “Board”). For as long as the Executive shall continue to serve as President and Chief Executive Officer, he shall stand for re-election as a director at each annual meeting of the Company’s stockholders. Except as provided in Section 8, the Executive’s failure to be re-elected to the Board, in and of itself, shall not constitute a termination of this Agreement (and shall not constitute a Termination for Cause or a resignation by the Executive for Good Reason, each as defined in this Agreement), nor shall it entitle the Executive to any severance benefits. Pursuant to the Company’s policies, for the duration of this Agreement, the Executive will fulfill his duties as a director without additional compensation. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove the Executive from the Company’s Board at any time in accordance with the provisions of applicable law or the requirement under the Company’s Bylaws that a director who is also an employee of the Company shall cease to be a director on the date such employee’s employment by the Company is terminated.

(c)          The Executive must acknowledge receipt of the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) and confirm that the Executive will comply with the Code of Conduct. Failure to confirm compliance annually with the Company’s Code of Conduct within a reasonable timeframe following the Executive’s receipt of a written request by the Company, will justify termination for cause unless, at the sole discretion of the Company’s Board, non-compliance is deemed non-material.

2.            Term of Employment. The Executive’s employment under this Agreement will commence on April 1, 2018 (the “Effective Date”) and will continue until December 31, 2018, subject to earlier termination as provided in Section 7 (the “Term”). This Agreement and the Term will be automatically renewed and extended for periods of one (1) calendar year unless the Company or the Executive provides written notice no less than sixty (60) days prior to the expiration of the then-current Term of its or the Executive’s desire not to renew this Agreement.

3.           Scope of Responsibilities and Duties. The Executive agrees to devote the Executive’s full business time, attention, efforts and energies in performance of the Executive’s duties and responsibilities hereunder. While employed by the Company, the Executive may not engage in any employment other than for the Company, in any conflicting or competing business activities, or have any financial interest, directly or indirectly, in any business competing with the Company or otherwise engaged in the business of the Company or its affiliates. The foregoing does not prevent the Executive from (1) serving on the board of directors of another organization with the written consent of the Board (board memberships existing prior to the execution of this Agreement are exempt and do not need the written consent of the Board; the Executive will limit his outside board participation to 2 by the date of Company’s 2018 annual meeting of stockholders); (2) managing Executive’s personal investments, provided that such investments and activities do not materially interfere with the Executive’s performance of Executive’s duties and responsibilities hereunder; or (3) holding any (i) debt or equity securities that are less than five (5%) percent of any class of the issuer’s debt or equity securities, (ii) any securities of the Company, (iii) any debt or equity or other securities held directly or indirectly by Executive prior to the execution of this Agreement, or (iv) any debt or equity or other security acquired or held with the Board’s affirmative approval.

4.           Compensation and Benefits. The Company will provide the Executive with the following compensation and benefits during the Term:

(a)          The Company will pay the Executive a salary of $400,000 on an annualized basis, payable in accordance with the payroll practices of the Company in effect from time to time, and less such taxes and other deductions required by applicable law or authorized by the Executive (as adjusted from time to time, the “Base Salary”). The Executive’s Base Salary may be increased at any time by the Compensation Committee of the Board, but shall not be decreased during the term of this Agreement.

(b)          The Executive will be entitled to accrue paid vacation at the rate of the greater of (i) four (4) weeks per year, or (ii) the vacation allowance as provided under the Company’s vacation plan that applies to similarly situated employees working at the office location at which the Executive is based, provided any change in the vacation allowance is approved by the Board upon recommendation of the Compensation Committee. In addition, the Company will provide the Executive with other benefits of employment offered, from time to time to similarly situated employees at the office location at which the Executive is based, provided such benefits are approved by the Board upon recommendation of the Compensation Committee.

(c)          The Executive will be eligible for an annual cash bonus, earned as of the end of each fiscal year, contingent on achievement of pre-established performance goals, as determined by the Board, and Executive’s continued employment with the Company through the last day of the fiscal year. For the year 2018, the Bonus opportunity will be prorated such that the Executive’s Bonus opportunity will be $75,000. For 2019 and later years, the target Bonus will be $100,000. The Bonus for any year will be paid no later than February 15th of the following year.

(d)          Executive shall receive an annual equity award in the form of share units (the “Share Units”), which shall be settled in shares of the Company’s common stock. The Share Units granted with respect to fiscal year 2018 shall have a grant date fair value equal to $352,500. For 2019 and later years, the annual award of Share Units shall have a grant date fair value equal to $470,000. Each Share Unit award shall provide for a number of Share Units to be earned based on the extent to which the pre-established performance goals are achieved as of the end of the performance period, all as determined by the Board. Provided the Executive is employed as of the last day of the performance period, two-thirds (2/3) of the Share Units earned shall be settled in shares of the Company’s common stock as soon as practicable after completion of such performance period. The remaining one-third (1/3) of the Share Units earned (the “Deferred Units”) shall be settled in shares of the Company’s common stock in two equal installments on the first (1st) and second (2nd) anniversaries of the last day of the performance period, provided Executive is employed on such dates.

5.           Additional Agreements. The Executive’s employment hereunder is further contingent upon the Executive’s simultaneous execution of the Confidentiality, Non-Solicitation and Work Product Assignment Agreement and Mutual Agreement to Arbitrate Claims, which is attached as Attachment A and forms a part of this Agreement. To the extent there is any conflict between the terms of the Agreement and any of the terms of Attachment A or any other attachment, the terms of the Agreement will control.

6.           Representations and Warranties. The Executive represents and warrants as follows:

(a)          All information, oral and written, provided by the Executive during the employment process is accurate and true to the best of the Executive’s knowledge, and such information does not include any misleading or untrue statement.

(b)          To the best of Executive’s knowledge, the Executive has never been the subject of any disciplinary action by any governmental agency, industry or self-regulatory body or any other employer, except as otherwise previously disclosed to the Company.

(c)          The execution, delivery and performance of this Agreement by the Executive and the Executive’s employment hereunder are not in violation of the terms, including any non-competition, non-disclosure, non-solicitation or confidentiality provisions, of any written or oral agreement, arrangement or understanding to which the Executive is a party or by which the Executive is bound.

(d)          The execution, delivery and performance of this Agreement by the Executive and the Executive’s employment hereunder are not in violation of any United States federal or state statute, rule, regulation, or other law, or any judgment, decree or order applicable or binding upon the Executive.

7.           Termination. This Agreement and the Executive’s employment may be terminated prior to the expiration of the Term as follows:

(a)          Death. If the Executive dies during the Term, this Agreement shall automatically terminate and the Company shall have no further obligation to the Executive or the Executive’s estate, except to pay the Executive’s estate (or beneficiary, if applicable) that portion of the Base Salary and other compensation and benefits (including, but not limited to, Bonuses, amounts properly submitted for reimbursement and accrued but unused vacation) earned, but unpaid through the date on which the Executive’s termination occurs (the “Accrued Amounts”). The Company shall pay these amounts by the earlier of thirty (30) days after the date of death, and the dates that they would otherwise have been paid under this Agreement.

(b)          Disability. If the Executive is unable to perform the Executive’s essential job duties and responsibilities due to mental or physical disability for a total of twelve (12) weeks, whether consecutive or not, during any rolling twelve (12) month period, the Company may terminate the Executive’s employment and this Agreement upon five (5) days’ written notice to the Executive. For purposes of this Agreement, the Executive will be considered disabled when the Company, with the advice of a qualified physician, reasonably acceptable to the Executive and the Company, determines that the Executive is physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the Executive’s essential job duties. The Executive shall cooperate with the Company in obtaining the advice of a qualified physician regarding the Executive’s condition. In the event of termination pursuant to this Section 7(b), the Company will be relieved of all obligations under this Agreement, provided that the Company will pay to the Executive the Accrued Amounts. The Company shall pay these amounts by the earlier of thirty (30) days after the date of termination of employment, and the dates that they otherwise would have been paid under this Agreement.

(c)          Discharge without Cause or Termination on Expiration or by the Executive for Good Reason. The Company may terminate the Executive and this Agreement at any time during the Term for any reason, including without Cause (as defined in Section 7(e) below), upon sixty (60) days’ written notice to the Executive. If the Company gives notice of non-renewal of employment within the 60-day period as provided in Section 2, it will be treated as a termination without Cause effective at the end of the Term. In addition, the Executive may terminate Executive’s employment and this Agreement at any time for Good Reason (as defined below).

Subject to Section 8, upon termination without Cause or for Good Reason, the Company will have no further liability to the Executive other than to provide the Executive with:

(i)          the Accrued Amounts, to be paid by the earlier of thirty (30) days after the date of termination of employment and the dates that they otherwise would have been paid under this Agreement; and

(ii)         subject to the Executive’s execution of a release and waiver agreement and covenant not to sue, substantially in the form attached hereto as Exhibit B (the “Release”), a pro-rata portion of the Bonus for the fiscal year during which the Executive’s termination occurs, calculated based on actual performance at the end of the fiscal year, but pro-rated to reflect the number of full months worked during the fiscal year (the “Pro-Rata Bonus”), to be paid at the later of (A) the time the Bonus would normally be paid under Section 4(c) or (B) the first regular pay day after the forty-fifth (45th) day after the date of termination of employment.

(iii)        subject to the Executive’s execution of the Release, any Share Units described in 4(c) for which the performance period has not been completed as of the date of termination shall vest based on the level of achievement of the performance goals at the end of the performance period, but pro-rated based on the number of full months worked during the performance period, which shall be settled on the later of (A) the time the Share Units would normally be settled under Section 4(c) or (B) the first business day after the forty-fifth (45th) day after the date of termination of employment.

(iv)        subject to the Executive’s execution of the Release, any Deferred Units described in 4(c) which are outstanding as of the date of termination shall vest in full and shall be settled on the first business day after the forty-fifth (45th) day after the date of termination of employment.

For purposes of this Section 7 only, Good Reason shall be defined as: (i) any changes in the Executive’s authority, duties and responsibilities which would result in the Executive no longer being the President and Chief Executive Officer of the Company, (ii) any material reduction of the Executive’s salary, aggregate incentive compensation opportunities or aggregate benefits, unless such changes are applied to all members of the Company’s leadership team and amount to less than a 10% reduction in total, or (iii) a material breach by the Company of this Agreement. No event or condition described in this Section 7(c) shall constitute Good Reason unless the Executive gives the Company written notice of Executive’s intention to terminate Executive’s employment for Good Reason and the grounds for such termination within ninety (90) days of the occurrence of such event or the initial existence of such condition and such grounds for termination are not cured by the Company within sixty (60) calendar days of its receipt of such notice.

(d)          Termination for Cause. The Company may terminate the Executive’s employment and this Agreement at any time during the Term for Cause as defined below. In such case, this Agreement and the Executive’s employment shall terminate immediately and the Company shall have no further obligation to the Executive, except that the Company shall pay to the Executive the Accrued Amounts.

(e)          Definition of Cause. For purposes of this Agreement, Cause shall be defined as:

(i)          the willful failure of the Executive to perform the Executive’s duties and obligations in any material respect (other than any failure resulting from Executive’s disability), which failure is not cured within thirty (30) days after receipt of formal, signed written notice thereof, provided that there shall be no obligation to provide any additional written notice if the Executive’s failure to perform is repeated and the Executive has previously received one (1) or more formal, signed written notices;

(ii)         intentional acts of dishonesty or willful misconduct by the Executive with respect to the Company;

(iii)        arrest or conviction of a felony or violation of any law involving dishonesty, disloyalty, or fraud, or entry of a plea of guilty or nolo contendere to such charge;

(iv)        repeated refusal to perform the reasonable and legal instructions of the Board;

(v)         material breach of this Agreement or Attachment A;

(vi)        failure to confirm compliance with the Company’s Code of Conduct after 10 days’ written notice requesting confirmation; or

(vii)       a violation of Section 6(c).

(f)          Resignation. Except as otherwise provided in Section 2, the Executive may voluntarily resign from employment at any time during the Term: (i) upon sixty (60) days written notice and in compliance with the provisions of Attachment A; or (ii) immediately in the event the Executive’s former employer has formally filed a complaint in court or has formally demanded arbitration, or the Company has determined that the Executive has acted in violation of Section 6(c), but in compliance with the provisions of Attachment A. In such event, the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Executive the Accrued Amounts, subject to any irrevocable deferral election then in effect. The Company shall pay these amounts by the earlier of thirty (30) days after the date of termination of employment and the dates that they would otherwise have been paid under this Agreement.

(g)          Continuance of Obligations. The Executive remains obligated to comply with the Executive’s obligations and duties pursuant to Attachment A despite the termination of this Agreement and the Executive’s employment for any reason.

(h)          Cooperation. During employment and after the termination of this Agreement and the Executive’s employment for any reason, the Executive agrees to reasonably cooperate with and at the request of the Company in the defense or prosecution of any legal matter or claim in which the Company, any of its affiliates, or any of their past or present employees, agents, officers, directors, attorneys, successors or assigns, may be or become involved and which arises or arose during the Executive’s employment. The Executive will be reimbursed for any reasonable out-of-pocket expenses incurred thereby. Such cooperation will be without additional compensation if Executive is then employed by Company and for reasonable mutually agreeable compensation if Executive is not then employed by Company.

(i)          No Disparagement. During employment and after the termination of this Agreement and the Executive’s employment for any reason, the Executive agrees that, except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive will not knowingly take any action or make any statement or disclosure, whether written or oral, that disparages, criticizes, or is otherwise derogatory with respect to the Company or any of its affiliates, or any of their past or present employees, officers or directors. The Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Executive. For purposes of this Section 7(i) only, the term “Company” means only the Company’s executive officers and directors of the Company, and any person operating at the direction of the executive officers or directors of the Company.

(j)          Directorships. The Executive agrees that the Company may, at any time and for any reason, remove the Executive from any directorship held with any subsidiary of the Company, and such removal will be effective immediately upon written notice to the Executive unless stated otherwise in such notice.

(k)          Power of Attorney. The Company may from time to time grant the Executive specific powers of attorney. The Company may at any time revoke the Executive’s power of attorney upon written notification to the Executive. Further, upon termination from the Company for any reason all powers of attorney are immediately and automatically revoked.

(l)          Administrative Leave. If (i) the Company notifies Executive that he will be terminated without Cause, (ii) the Executive provides notice of his resignation or termination of his employment for Good Reason or (iii) Executive or the Company provides notice of its or the Executive’s desire not to renew this Agreement, then the Company may place Executive on administrative leave contemporaneously with or at any time after delivery of such notice. During such administrative leave, the Company shall continue to provide Executive all of the compensation and benefits described in Section 4(c).

8.           Change in Control. Notwithstanding any other provisions of this Agreement to the contrary:

(a)          Employment Period. If a Change in Control occurs when Executive is employed by the Company, the Company will continue thereafter to employ Executive during the period commencing on the date of a Change in Control and ending on the first anniversary of such date (the “Employment Period”), and thereafter in accordance with Section 2 of this Agreement, and the Executive will remain in the employ of the Company in accordance with and subject to the terms and provisions of this Agreement.

For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the first to occur of any one of the following events: (i) the consummation of a consolidation, merger, share exchange or reorganization involving the Company, unless such consolidation, merger, share exchange or reorganization is a “Non-Control Transaction” (as defined below); (ii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the assets of the Company (in one transaction or a series of related transactions within any period of 24 consecutive months), other than (A) a sale or disposition by the Company of all, or substantially all, of the Company’s operating business as it exists as of the date hereof or (B) a sale or disposition by the Company of all, or substantially all, of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than (A) the Company, (B) any subsidiary of the Company, (C) a trustee or other fiduciary holding securities under any employee benefit plan (or any trust forming a part thereof) maintained by the Company or any subsidiary or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities; or (iv) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the date hereof, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

A “Non-Control Transaction” shall mean a consolidation, merger, share exchange or reorganization of the Company where (i) the stockholders of the Company immediately before such consolidation, merger, share exchange or reorganization beneficially own, directly or indirectly, more than 50% of the then outstanding shares of the Company’s common stock and the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger, share exchange or reorganization (the “Surviving Corporation”); (ii) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger, share exchange or reorganization constitute at least 50% of the members of the board of directors of the Surviving Corporation; and (iii) no person (other than (A) the Company, (B) any subsidiary of the Company or (C) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of the common stock of the Surviving Corporation or the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(b)          Covered Termination. If there is any termination of Executive’s employment during the Employment Period by the Company other than by reason of Cause, Executive’s disability or Executive’s death, or if the Executive terminates his employment for Good Reason (as defined below for purposes of this Section 8) (a “Covered Termination”), then the Company will have no further liability to the Executive other than to provide the Executive with the following:

(i)          the amounts described in subsections 7(c)(i), (iii), and (iv); and

(ii)         subject to the Executive’s execution of the Release, the Termination Payment. The “Termination Payment” shall be an amount equal to the sum of (A) 1x the Executive’s annual Base Salary as in effect immediately prior to the termination of the Executive’s employment plus (B) Executive’s target Bonus for the fiscal year in which the Executive’s termination occurs. The Termination Payment shall be paid to the Executive in equal installments commencing on the first regular pay day after the forty-fifth (45th) day after the date of Covered Termination and on each regular pay day thereafter through the twelve month anniversary of the Covered Termination.

For purposes of this Section 8 only, Good Reason shall be defined as (A) any breach of this Agreement by the Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of Executive’s notice thereof; (B) any reduction in Executive’s base salary, target Bonus, or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change in Control; (C) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company on the date of the Change in Control or any other positions with the Company to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to termination by the Company of the Executive’s employment for Cause or by reason of disability; (D) a good faith determination by the Executive that there has been a material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Company relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control, including but not limited to (1) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (2) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by the Executive; (E) the relocation of the Executive’s principal place of employment to a location more than 50 miles from Executive’s principal place of employment on the date 180 days prior to the Change in Control; or (F) the Company requires the Executive to travel on Company business 20% in excess of the average number of days per month that the Executive was required to travel during the 180-day period prior to the Change in Control.

(c)          Excess Parachute Payments. Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company or its Affiliates (as defined below) (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 8(b), result in the imposition on the Executive of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (A) delivered in full, or (B) delivered in the greatest amount such that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

9.            Indemnification. The Company shall to the fullest extent permitted by the Company’s certificate of incorporation and bylaws in effect from time to time, subject to the conditions thereof, indemnify Executive against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceedings against him arising by reason of the fact that Executive is or was an agent or employee of the Company.

10.         Severability. Whenever possible, each portion, provision or section of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any portion, provision or section of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other portions, provisions or sections. Rather, this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable portion, provision or section had never been contained herein.

11.         Complete Agreement. This Agreement, including Attachment A, contains the complete agreement and understanding between the parties with respect to the matters covered herein and supersedes and preempts any prior understanding, agreement or representation by or between the parties, written or oral.

12.         Additional Rights and Causes of Action. This Agreement, including Attachment A, is in addition to and does not in any way waive or detract from any rights or causes of action the Company may have relating to Confidential Information (as defined in Attachment A) or other protectable information or interests under statutory or common law or under any other agreement.

13.         Governing Law. Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions of this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs.

14.         Successors and Assigns.

(a)          This Agreement will inure to the benefit of and be enforceable by the Company and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

(b)          The Company’s and Executive’s responsibilities under Sections 7, 8, 9, 11, 12, 13, 14, 15, and 16 will survive termination of this Agreement.

15.         Waivers. The waiver by either the Executive or the Company of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

16.         Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise. In addition, if prior to the date of payment of any amount hereunder, the Federal Insurance Contributions Act (“FICA”) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Internal Revenue Code of 1986 (the “Code”), where applicable, becomes due, a payment will be made to the Executive from the cash payments otherwise owing hereunder (without regard to the six-month delay if Executive) equal to the amount needed to pay the Executive’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes), and any subsequent payment shall be reduced accordingly.

17.         Compliance with Code Section 409A.

(a)          This Agreement shall be construed, interpreted, and administered in a manner so that the benefits, payments and reimbursements under this Agreement or the plans, policies, or programs referred to in this Agreement that are nonqualified deferred compensation under Code Section 409A will satisfy the requirements of Code Section 409A and will not result in the imposition of additional tax under Code Section 409A.

(b)          To the extent that any benefits, payments, and reimbursements under this Agreement or the plans, policies, or programs referred to in this Agreement are nonqualified deferred compensation under Code Section 409A, are paid or provided during the six (6) months after the date of termination of employment, and are paid or provided by virtue of the Executive’s termination of employment, the Company shall take the following actions. If the Executive is a specified employee on the date of termination of employment, and to the extent not otherwise provided in this Agreement or the plans, policies, or programs referred to in this Agreement, the Company shall withhold these benefits, payments, and reimbursements from the date of termination of employment through the end of the sixth month after the date of termination of employment (the “Mandatory Holdback Period”). The Company shall pay and provide these benefits, payments, and reimbursements in a single lump sum on the first business day of the seventh (7th) month after the date of termination of employment, or if earlier, no later than thirty days after the date of the Executive’s death after the date of termination of employment (the “Mandatory Delayed Payment Date”). If the Company withholds any in-kind benefit or reimbursement during the Mandatory Holdback Period, the Executive may pay the provider of the benefit or service, and receive reimbursement on the Mandatory Delayed Payment Date.

(c)          The Executive acknowledges that to avoid an additional tax on payments that may be payable under this Agreement and that constitute deferred compensation that is not exempt from Code Section 409A, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which Executive believes Executive is entitled hereunder no later than ninety (90) days of the latest date upon which the payment could under this Agreement could have been timely paid pursuant to Code Section 409A, and if not paid or provided, take further enforcement measures within 180 days after such latest date.

(d)          The provisions of this Section 17 control over any conflicting provisions of this Agreement, or the plans, policies, or programs referred to in this Agreement.

18.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT:

(a)          EACH HAS CAREFULLY READ THIS AGREEMENT;

(b)          EACH UNDERSTANDS ITS TERMS;

(c)          ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND THE EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT; AND

(d)          EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Jeffrey E. Eberwein	Hudson Global, Inc.

/s/ Jeffrey E. Eberwein	/s/ Philip A. Skalski

Signature of Executive	Name:	Philip A. Skalski
	Title:	Corporate Counsel and Corporate Secretary
/s/ Jeffrey E. Eberwein

Print Name of Executive

Attachment A

CONFIDENTIALITY, NON-SOLICITATION

AND WORK PRODUCT ASSIGNMENT AGREEMENT,

AND MUTUAL AGREEMENT TO ARBITRATE CLAIMS

As a material inducement to and in consideration of executive’s employment by Hudson Global, Inc. and/or its affiliates or successors (individually and collectively, “Hudson”),1 Jeffrey E. Eberwein (the “Executive”) agrees as follows:

1.             Confidential Information

1.1          Definition.

“Confidential Information” consists of all information or data relating to the business of Hudson, including but not limited to, business and financial information; new product development and technological data; personnel information and the identities of employees; the identities of clients and suppliers and prospective clients and suppliers; client lists and potential client lists; development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; trade secrets as defined by applicable law and other materials (whether in written, graphic, audio, visual, electronic or other media, including computer software) developed by or on behalf of Hudson which is not generally known to the public, which Hudson has and will take precautions to maintain as confidential, and which derives at least a portion of its value to Hudson from its confidentiality. Additionally, Confidential Information includes information of any third party doing business with Hudson (actively or prospectively) that Hudson or such third party identifies as being confidential. Confidential Information does not include any information already known to the Executive prior to any discussions with employees or directors of Hudson or information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act by the Executive or of an agent or other employee of Hudson about which the Executive knew or should have known).

1.2          Agreement to Maintain the Confidentiality of Confidential Information.

The Executive acknowledges that, as a result of Executive’s employment by Hudson, Executive will have access to such Confidential Information and to additional Confidential Information which may be developed in the future. The Executive acknowledges that all Confidential Information is the exclusive property of Hudson, or in the case of Confidential Information of a third party, of such third party. The Executive agrees to hold all Confidential Information in trust for the benefit of the owner of such Confidential Information. The Executive further agrees that Executive will use Confidential Information for the sole purpose of performing Executive’s work for Hudson, and that during Executive’s employment with Hudson, and at all times after the termination of that employment for any reason, the Executive will not use for Executive’s benefit, or the benefit of others, or divulge or convey to any third party any Confidential Information obtained by the Executive during Executive’s employment by Hudson, unless it is pursuant to Hudson’s prior written permission.

1 Any reference in this Agreement to Hudson will be a reference also to each of its officers, directors, employees and agents, all subsidiary and affiliated entities, all benefit plans and benefit plans’ sponsors and administrators, fiduciaries, affiliates, and all successors and assigns of any of them.

1.3          Return of Property.

The Executive acknowledges that Executive has not acquired and will not acquire any right, title or interest in any Confidential Information or any portion thereof. The Executive agrees that upon termination of Executive’s employment for any reason, Executive will deliver to Hudson immediately, but in no event later that the last day of Executive’s employment, all documents, data, computer hardware, computer programs and all other materials, and all copies thereof, including but not limited to copies of data in electronic form such as disks, tape or media cards, that were obtained or made by the Executive during Executive’s employment with Hudson, which contain or relate to Confidential Information and will destroy all electronically stored versions of the foregoing. The Executive retains the right to retrieve and retain personal information.

2.             Disclosure and Assignment of Inventions and Creative Works

The Executive agrees to promptly disclose in writing to Hudson all inventions, ideas, discoveries, developments, improvements and innovations (collectively “Inventions”), whether or not patentable and all copyrightable works, including but not limited to computer software designs and programs (“Creative Works”) conceived, made or developed by the Executive, whether solely or together with others, during the period the Executive is employed by Hudson. The Executive agrees that all Inventions and all Creative Works, whether or not conceived or made during working hours, that: (a) relate directly to the business of Hudson or its actual or demonstrably anticipated research or development, or (b) result from the Executive’s work for Hudson, or (c) involve the use of any equipment, supplies, facilities, Confidential Information, or time of Hudson, are the exclusive property of Hudson. The Executive hereby assigns and agrees to assign all right, title and interest in and to all such Inventions and Creative Works to Hudson. The Executive understands that Executive is not required to assign to Hudson any Invention or Creative Work for which no equipment, supplies, facilities, Confidential Information or time of Hudson was used, unless such Invention or Creative Work relates directly to Hudson’s business or actual or demonstrably anticipated research and development, or results from any work performed by the Executive for Hudson.

3.             Future Restrictions and Notice

3.1          Non-Solicitation of Clients.

During the period of the Executive’s employment with Hudson and for a period of one year from the date of termination of such employment for any reason, the Executive agrees that Executive will not, directly or indirectly, for the Executive’s benefit or on behalf of any person, corporation, partnership or entity whatsoever, call on, solicit, perform services for, interfere with or endeavor to entice away from Hudson any client to whom Executive provides services at any time during the 12 month period preceding the date of termination of the Executive’s employment with Hudson, or any prospective client to whom Executive had made a presentation at any time during the 12 month period preceding the date of termination of Executive’s employment with Hudson; provided, however, that this Section 3.1 shall not preclude the Executive from providing services to any such client or prospective client that are beyond the scope of the services that Hudson provides to its clients.

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3.2          Non-Solicitation of Employees.

For a period of one year after the date of termination of Executive’s employment with Hudson for any reason, the Executive agrees that Executive will not, directly or indirectly, hire, attempt to hire, solicit for employment or encourage the departure of any employee of Hudson, to leave employment with Hudson, or any individual who was employed by Hudson as of the last day of the Executive’s employment with Hudson.

3.3          Notice to New Employer

For a period of one year after the date of termination of Executive’s employment with Hudson for any reason, the Executive agrees that Executive will bring the terms of this agreement to the attention of Executive’s new employer.

4.             Agreement to Arbitrate

4.1          Acknowledgment.

Hudson and the Executive (together the “Parties”) further recognize that differences may arise between either of them after or during Executive’s employment with Hudson.

The Parties understand and agree that by entering into this agreement to arbitrate claims, each anticipates gaining the benefit of arbitration as a speedy, impartial dispute-resolution procedure, and understands and agrees that both are voluntarily consenting to forego other types of litigation, except as specifically listed below in Section 4.3. Executive acknowledges that Executive’s agreement to submit to arbitration as described in this Agreement is in consideration of and is a material inducement to Executive’s employment by Hudson.

4.2          Claims Covered by this Agreement.

Hudson and Executive mutually consent to the resolution by arbitration of all claims or controversies (tort, contract or statutory), whether or not arising out of Executive’s employment (or its termination), that Hudson may have against Executive or that Executive may have against Hudson (“claims”). The claims covered by this Agreement include, but are not limited to, claims for wages, bonuses, overtime pay, or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims, including but not limited to, defamation, wrongful termination, invasion of privacy and intentional infliction of emotional distress; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability), harassment and/or retaliation; claims for benefits or the monetary equivalent of benefits (except where an employee benefit or pension plan specifies that its claims procedure is subject to an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following Section 4.3.

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4.3          Claims Not Covered by the Agreement.

Claims not covered by this Agreement include claims that Executive may have now or in the future for workers’ compensation or unemployment benefits. Also not covered are claims by Hudson based on criminal acts of Executive, and claims for injunctive or other equitable relief for: (a) breach or threatened breach of any non-solicitation, confidentiality and/or patent or invention assignment agreements; (b) unfair competition; or (c) the misappropriation, use and/or unauthorized disclosure of trade secrets or confidential information, as to each of which Executive understands and agrees that Hudson may immediately seek and obtain relief from a court of competent jurisdiction. Employee may seek a declaratory judgment from a court of competent jurisdiction with regard to any claims or allegations relating to the (a) breach or threatened breach of any non-solicitation, confidentiality, and/or patent or invention assignment agreements, (b) unfair competition; or (c) the misappropriation, use and/or unauthorized disclosure of trade secrets or confidential information.

4.4          Arbitration Procedures.

Hudson and Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current employment dispute rules of the American Arbitration Association (“AAA”).

The arbitrator shall render a written award and opinion in the form typically rendered in arbitrations. The award shall be final and binding.

4.5          Arbitration Fees and Costs.

Hudson will pay the reasonable fees and costs of the arbitrator. Hudson and Executive will each pay its and Executive’s costs and attorneys’ fees, if any. However, if either Party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable fees to the prevailing Party.

4.6          Requirements for Modification or Revocation.

This Agreement to arbitrate shall survive the termination of Executive’s employment. It may only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this Agreement.

4.7          Sole and Entire Agreement.

This is the complete agreement of the parties on the subject of arbitration of disputes except for any arbitration agreement in connection with any pension or benefit plan. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject, not including the Executive’s Employment Agreement with Hudson, into which this Agreement is incorporated. Executive is not relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

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4.9          Construction.

If any provision, portion or section of this Agreement is judged to be void or otherwise unenforceable, in whole or in part, such judgment will not affect the validity of the remainder of this Agreement.

4.10         Not an Employment Agreement.

This Agreement is not, and shall not be construed to create, any contract of employment or guarantee of employment for any specific time or under any specific terms or conditions, express or implied.

5.             Miscellaneous

5.1          Enforcement.

If, at the time of enforcement of this Agreement, a court holds that any of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area deemed reasonable under such circumstances will be substituted for the stated period, scope or area as contained in this Agreement. Because money damages may be an inadequate remedy for any breach of the Executive’s obligations under this Agreement, in the event the Executive breaches or threatens to breach this Agreement, Hudson, or any successors or assigns, may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, or injunctive or other equitable relief in order to enforce or prevent any violations of this Agreement.

5.2          Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under my applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provisions, but this Agreement and/or such provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.3          Additional Rights and Causes of Action.

This Agreement is in addition to and does not in any way waive or detract from any rights or causes of action Hudson or Executive may have relating to Confidential Information or other protectable information or interests under statutory or common law or under any other agreement.

5.4          Governing Law.

Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction wherein the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs. Any arbitration or mediation will take place in the City of New York, New York. The venue for any litigation permitted by this Agreement will be the state courts located in the City of New York, New York or the United States District Court for the Southern District of New York.

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5.5          Successors and Assigns.

The Agreement will inure to the benefit of and be enforceable by Hudson and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

5.6          Waivers.

The waiver by either the Executive or Hudson of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

HUDSON AND EXECUTIVE ACKNOWLEDGE THAT:

(a)	EACH HAS CAREFULLY READ THIS AGREEMENT;

(b)	EACH UNDERSTANDS ITS TERMS;

(c)	ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN HUDSON AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT; AND

(d)	EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN SUFFICIENT TIME AND OPPORTUNITY TO CONSIDER WHETHER TO SIGN THIS AGREEMENT AND EXECUTIVE HAS NOT BEEN FORCED OR COERCED INTO SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Confidentiality Agreement and Mutual Agreement to Arbitrate Claims.

Jeffrey E. Eberwein	Hudson Global, Inc.

/s/ Jeffrey E. Eberwein	/s/ Philip A. Skalski

Signature of Executive	Name:	Philip A. Skalski
	Title:	Corporate Counsel and Corporate Secretary
/s/ Jeffrey E. Eberwein

Print Name of Executive

April 1, 2018

Date

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